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                                    EXHIBIT 1



                           MARLTON TECHNOLOGIES, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

        THIS STOCK OPTION (the "Option") is granted this 27th day of January, 1998, by MARLTON TECHNOLOGIES, INC., a New Jersey corporation (the "Company") to ROBERT B. GINSBURG (the "Optionee").

                              W I T N E S S E T H ;

        1. Grant. Pursuant to the Company's 1990 Incentive Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee Incentive Stock Options (the "Options") to purchase on the terms and conditions hereinafter set forth an aggregate of Eighty Thousand (80,000) shares of the Company's Common Stock, par value, $.10 per share (the "Option Shares"), at the purchase price of $4.875 per share (the "Option Price"), subject to adjustment as provided in Paragraph 5. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

        2. Term. This Option Agreement and Optionee's right to acquire Options vested in accordance with Paragraph 3 shall terminate at 5:00 p.m. (local Philadelphia time) on January 15, 2008, notwithstanding the earlier death, Total Disability or termination of employment of the Optionee.

3. Vesting. (a) The Options will vest (all such Options upon vesting shall constitute Accrued Installments under the Plan) on the basis of the following criteria:

               Options to purchase 1,667 Option Shares will vest each month (with respect to the first and last months hereunder 15 or more days of employment in a month shall be deemed a full month, and less than 15 days of employment in a month shall be deemed no employment during such month) commencing February 1, 1998 that Optionee continues in the employment of the Company, provided the aggregate of the vested Option Shares pursuant to this subparagraph does not exceed 80,000.

                  (b) All Options will vest immediately in their entirety in the event Optionee is terminated without cause by the Company. Options will continue to vest for a period of twelve months (pro-rated for partial years) after termination of employment of Optionee due to death or Total Disability. Any such vested Options of the deceased Optionee may be exercised prior to their expiration only by the person or persons to whom the Optionee's Option rights pass by will or the laws of descent and distribution.

        4. Method of Exercise and Payment. This Option may be exercised with respect to vested Option Shares from time to time, in whole or in part. When exercisable under Paragraph 3, the Option may be exercised by written notice to the Company specifying the total number of Option Shares to be exercised. The notice shall be accompanied by payment in cash or by check equal to the aggregate Option Price of all Option Shares covered by such notice, or Optionee may elect to pay for some or all of the Option Shares with shares of Common Stock of the Company previously acquired and owned by Optionee at the time of exercise of this Option, in accordance with the provisions of Section 6.06(b) of the Plan. Such exercise shall be effective upon the actual receipt by the Company of such written notice and payment.

        5. Adjustments. The Option Shares and the Option Price are subject to adjustment as provided in Section 6.09 of the Plan. The Option Price will also be adjusted in the event shares, or options to acquire shares, of Common Stock are issued after the date of this Option Agreement to officers or directors of the Company at a price (or, in the case of options, having an exercise price) lower than the Option Price. In such event, the Option Price will be adjusted to equal the purchase price of such shares or the exercise price of such options, as the case may be, but in no event will the Option Price be less than the Fair Market Value of shares of the Company's Common Stock on the date of this Option Agreement unless Optionee elects in writing to have this Option Agreement treated as a Non-Qualified Option under the Plan.
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        6. Notices. Any notice to be given to the Company shall be addressed to the Company at its principal executive office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the personnel records of the Company or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

        7. Tax Provision. This Option Agreement shall be interpreted and construed in a manner consistent with, and to satisfy the requirements of, the incentive stock option provisions of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code") and of the Plan. This Option Agreement is intended to satisfy the requirements of the Plan, Section 422A(b) of the Code and qualify for special tax treatment under Section 421 et seq of the Code.

        IN WITNESS WHEREOF, the Company has granted this Option on the day and year first above written.



                                         MARLTON TECHNOLOGIES, INC.



                                         By:
                                            -----------------------------------
                                             Fred Cohen, Chairman


                                         ACCEPTED BY:

                                            -----------------------------------
                                             Robert B. Ginsburg